                                                                   EXHIBIT 10(a)


                      RELEASE AND SETTLEMENT AGREEMENT


     THIS RELEASE AND SETTLEMENT AGREEMENT ("Agreement") is made and entered into this 15th day of April, 1998 by and between Great Lakes Chemical Corporation (hereinafter "the Company") and Robert B. McDonald (hereinafter "Mr. McDonald").

                                 WITNESSETH:

     WHEREAS, Mr. McDonald has been serving as President and Chief Executive Officer of the Company; and

     WHEREAS, the Company and Mr. McDonald have agreed that Mr. McDonald's employment with the Company shall be terminated by his voluntary resignation as hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties to this Agreement, including but not limited to the Company's agreement to pay Mr. McDonald, subsequent to his termination, the amounts described in this Agreement, the Company and Mr. McDonald agree as follows:

     1. Resignation and Press Release. (a) Mr. McDonald hereby submits, and the Company hereby accepts, his voluntary and irrevocable written resignation as President and Chief Executive Officer of the Company, as an employee of the Company, as an officer and employee of any affiliate of the Company, and as a member of each committee or board of any affiliate of the Company on which he currently serves, effective as of April 6, 1998 (hereinafter "Termination Date"). From and after the Termination Date, Mr. McDonald shall no longer be an elected officer of the Company or an officer or director of any of its affiliates and, except as may be expressly provided in Sections 13 and 16 of this Agreement, shall not for any purpose be considered to be or treated as an elected officer of the Company or an officer or director of any of its affiliates. During the completion of his current term on the Company's Board of Directors (hereinafter "Board") after the Termination Date, Mr. McDonald's committee assignments thereon shall be subject to the appointment by the Chairman of the Board with the approval of the Board. Mr. McDonald will resign from the Board after the completion of his current term and will not be renominated to the Board.

     (b) Mr. McDonald and the Company acknowledge that a press release in the form appended hereto as Attachment A has been issued in connection with his resignation (the "Press Release"). Mr. McDonald approved the language of the Press Release prior to its issuance.

     2. Severance Payments. Immediately upon expiration of the seven-day period described in Section II below or at such other times as specifically provided in this Section 2, the Company shall pay or commence to pay or provide to or on behalf of Mr. McDonald as follows:

     (a) The unpaid base salary to which Mr. McDonald is entitled through the Termination Date and accrued but unused vacation days to the extent and in the amounts, if any, provided under the Company's usual policies, such amounts to be payable in a regular payroll check at the time and in the manner consistent with the Company's general policies regarding compensation of executive employees.

     (b) From and after the Termination Date, the Company shall pay Mr. McDonald, on a bi-weekly basis at the rate of $700,000 per year, for the period beginning on the Termination Date and ending on the earliest to occur of (i) October 31, 2001, (ii) Mr. McDonald's death or (iii) the date as of which Mr. McDonald elects to begin to receive retirement benefits to which he is entitled under either or both of the Retirement Plan For Certain Employees of Great Lakes Chemical Corporation as in effect as of the Termination Date (hereinafter "Qualified Retirement Plan") or the Great Lakes Chemical Corporation Supplemental Retirement Plan as in effect as of the Termination Date (hereinafter "SERP"). If and to the extent Mr. McDonald continues on the Board after the Termination Date, he shall not be entitled to any compensation payable to non-employee directors and solely for purposes of director compensation shall not be considered as a non-employee director. Mr. McDonald shall be entitled to reimbursement for expenses as a member of the Board in accordance with Company policies.

     (c) A cash payment in the amount of $1,130,000, in lieu of any bonuses for 1998 or subsequent years under the Company's Management Incentive Compensation Plan or any other annual bonus or incentive plan, program or arrangement of the Company or any affiliate.

     (d) A cash payment in the amount of $102,000, in lieu of any Company match under the Great Lakes Savings Plan (hereinafter "401(k) Plan") and the Great Lakes Chemical Corporation Supplemental Savings Plan (hereinafter "Supplemental Savings Plan"), for periods after the Termination Date.

     (e) A cash payment of $3,432,153, in lieu of any further rights in or under any and all outstanding stock options (other than the 1989 stock options which are the subject of Section 2(l) below) previously granted to Mr. McDonald by the Company or any predecessor thereto, which options (other than the 1989 stock options which are the subject of Section 2(l) below) without further action are hereby surrendered by Mr. McDonald for cancellation as of the Termination Date and are hereby canceled as of the Termination Date. Mr. McDonald agrees to deliver to the Executive Vice President and Chief Financial Officer of the Company at the time of payment of the amount provided for in this Section 2(e) all agreements evidencing such canceled outstanding stock options.

     (f)  For the period from and after the Termination Date until October
31, 2001 or Mr. McDonald's earlier death, the Company will arrange to provide Mr. McDonald the opportunity to participate in the Company's group medical, dental and vision plans as though he had continued as an employee of the Company. To the extent, however, such coverage cannot be provided under such Company plans, the Company, at its election, will either (i) arrange to make available to Mr. McDonald coverage through an insured arrangement which provides benefits substantially similar and on the same terms and conditions (including employee contributions toward premium payments) to those provided under such Company plans (except that such arrangement need not provide an annual maximum limit in excess of $1 million, an annual deductible of less than $500, coverage for drug or alcohol abuse or mental health coverage), or (ii) pay such benefits as described in clause (i) above directly but, to the extent it elects to do so and any such payment results in Mr. McDonald incurring additional federal, state or local income taxes that would otherwise not have been incurred had such benefit been provided on an insured basis, the Company shall promptly pay Mr. McDonald, on an after-tax basis, an additional payment in an amount equal to all taxes imposed on Mr. McDonald as a result of the payment of such benefit by the Company. The Company's obligations, however, under the preceding sentence are expressly conditional on Mr. McDonald taking all reasonable actions and providing all reasonable information, as the Company shall request, as is necessary for the Company to fulfill such obligations, and the Company will notify Mr. McDonald of the coverage provided. For purposes of the group medical, dental and vision plans, Mr. McDonald's "qualifying event" for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), shall be the Termination Date. The Company does not guarantee a favorable tax consequence to Mr. McDonald for any coverage provided pursuant to this Section 2(f) nor will it indemnify him for such results.

     (g) A cash payment of $200,000, in lieu of the payment of any further premiums under the Split-Dollar Life Insurance Agreement dated January 1, 1996 between the Company and Mr. McDonald (hereinafter "Split-Dollar Agreement").
In addition, as of the Termination Date the Company agrees to waive its rights to and under Mr. McDonald's assignment to the Company of the policy that is the subject of the Split-Dollar Agreement, with the result that from and after the Termination Date, the Company shall have no further interest in said policy.

     (h) Mr. McDonald shall be entitled, at the Company's expense, to purchase a new car in 1998 upon the same terms and conditions that would have been applicable to him under the Company's current automobile policy for senior executives of the Company had he continued in employment. Until such new car is delivered, Mr. McDonald shall be permitted to retain his current car.

     (i) Mr. McDonald shall be entitled, upon substantiation of payment, to reimbursement for all membership dues at his current country club in the Lafayette, Indiana area paid by him, as and when due in the normal course, for the period from the Termination Date until October 31, 2001 or his earlier death. By written notice filed with the Company, however, Mr. McDonald may elect to have the Company pay such membership dues directly, in which case Mr. McDonald shall arrange to have such membership dues billed directly to the Company which shall then pay such membership dues directly as and when due rather than reimburse Mr. McDonald for payment.

     (j) The Company shall contribute payments in the aggregate amount of $200,000 to one or more charitable organizations designated by Mr. McDonald, such payments to be made in approximately equal annual installments during 1998, 1999, and 2000.

     (k) A cash payment of $4,706,000 to be paid to Mr. McDonald on November 1, 2001, in lieu of any benefit payments to which Mr. McDonald (or his spouse or beneficiary) would otherwise then or thereafter be entitled under the SERP including any accruals for the period after the Termination Date had he continued in employment; provided, however, that Mr. McDonald shall not be entitled to such cash payment if he elects to receive retirement benefits under either or both of the Qualified Retirement Plan or the SERP prior to November 1, 2001. Upon such lump sum payment to Mr. McDonald pursuant to this Section 2(k), Mr. McDonald agrees that, without further need to amend the SERP, neither he (nor his spouse or beneficiary) shall be entitled to and he hereby waives all rights to any further benefits under the SERP, but such payment shall not affect his rights to benefits under the Qualified Retirement Plan.

     (l) Mr. McDonald shall, notwithstanding any provision to the contrary in his 1989 stock option agreement or in any related plan, be entitled to retain the outstanding stock options granted to him by the Company during 1989 for 10,000 shares at an exercise price of $16.625, which options shall otherwise be exercised in accordance with their terms at any time prior to March 1, 1999.

Any payments under the Section 2 shall not be taken into account for purposes of any retirement or other benefit plan maintained by the Company or an affiliate (including, without limitation, the Qualified Retirement Plan, the SERP, the 401(k) Plan and the Supplemental Savings Plan).

     3. Release. (a) As a condition to the Company's performance of this Agreement, except as provided in subsection (c) of this Section 3, Mr. McDonald, on behalf of himself, and his heirs, executors, administrators, beneficiaries, successors and assigns, hereby

     (i) acknowledges that the payments set forth in Section 2 constitute satisfaction in full of Mr. McDonald's rights to any payment with respect to Mr. McDonald's employment with the Company, and termination of such employment, or any agreement, policy, practice, plan, arrangement or program of the Company or any of its affiliates, including, but not limited to, any rights under the Change in Control Agreement dated March 5, 1997 between the Company and Mr. McDonald and any severance plan maintained by the Company or any affiliate, and

     (ii) fully releases and forever discharges the Company, and its affiliates, divisions, subsidiaries, facilities, parents, successors, assigns, officers, directors, shareholders, agents, representatives, attorneys and employees, (hereinafter collectively referred to as the "Released Parties"), from any claims, demands, liabilities, obligations, charges, damages and causes of action, known or unknown, fixed or contingent, with respect to any such employment or termination, or any agreement, policy, practice, plan, arrangement or program of the

Company or any affiliate of the Company, or which may be based upon, related to, or connected therewith, including, but not limited to, any claim or action under any of the following (as amended): Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Labor Management Relations Act, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, any state human rights act, state wage payment and collection act, state anti-discrimination statutes, federal common law, state common law, and/or any federal, state or local statute, law, ordinance, regulation or order, and claims under any express or implied contract, including, but not limited, to the Change in Control Agreement dated March 5, 1997 between the Company and Mr. McDonald, and any severance plan maintained by the Company or any affiliate, which Mr. McDonald or his heirs, executors, administrators, beneficiaries, successors or assigns may claim exist or existed with the Company or against any of the Released Parties.

     (b) Mr. McDonald covenants and agrees never to commence, voluntarily aid in any way, prosecute, or authorize to be commenced against any other party, any action or other proceeding based upon any claims, demands, causes of action, obligations, damages, or liabilities which are being released by this Agreement. Mr. McDonald declares that, prior to the execution of this Agreement, he has apprised himself of sufficient relevant data, either through experts or other sources of his own selection, in order that he might intelligently exercise his judgment in deciding whether to execute, and in deciding on the contents of, this Agreement. Mr. McDonald further declares that his decision is not predicated on or influenced by any declaration or representations of the Company or any predecessors in interest, successors, assigns, officers, directors, employees or agents of the Company. Mr. McDonald states that the contents of this Agreement have been explained to him by his counsel and that this document is executed voluntarily with full knowledge of its significance.

     (c) Notwithstanding any other provision in this Agreement to the contrary, this Agreement does not constitute any waiver by Mr. McDonald of any rights that he may have (i) under the Qualified Retirement Plan, (ii) the 40 1 (k) Plan, (iii) except as otherwise provided in Section 2(k), the SERP, (iv) the Supplemental Savings Plan, (v) as a holder of shares of Company stock, (vi) under applicable law which cannot be waived pursuant to this Agreement, (vii) as provided in Section 16, to indemnification under the charter or by-laws of the Company or under the Company's directors 'and officers liability insurance policy, or (viii) pursuant to this Agreement.

     (d) Without limiting the generality of subsection (a) of this Section 3, but subject to subsection (c) of this Section 3, Mr. McDonald agrees that the payments provided for in Section 2 include and are made in lieu of, and shall be considered as fulfilling, all financial obligations to Mr. McDonald, including without limitation, salary or vested or accrued vacation pay, bonuses, life insurance coverage, fringe benefits, and any amounts payable under any employment separation or severance plan or policy of the Company, and any agreement or contract previously entered into with the Company. Mr. McDonald fully releases and forever discharges the Company, and its respective affiliates, successors, assigns, officers, directors, agents, representatives, attorneys and employees, from any liability or obligation to pay any compensation, salary continuation pay, separation or severance pay, commission, bonus, or other benefit which otherwise may have been payable to him as a result of his termination under benefit plans, policies, agreements, arrangements, programs or pay practice of the Company or any affiliate in effect at the time of his termination of employment, including, but not limited, to any rights under the Change in Control Agreement dated March 5, 1997 or severance plan maintained by the Company or any affiliate, it being the intent of the parties hereto to convert and merge all such rights into this Agreement.

     4. No Admission. Nothing in this Agreement shall be construed as an admission by any party as to any liability or that any claim has any factual or other reasonable basis whatsoever. The parties agree and acknowledge that the terms hereof are contractual in nature, and that the parties have jointly agreed to enter into this Agreement in order to avoid and completely resolve any and all claims.

     5. Non-disparagement. (a) Mr. McDonald shall not disclose to any person other than his lawyer, financial advisor, accountant and members of his immediate family any matter relating to, including the terms and conditions of, this Agreement, other than in a manner consistent with the Press Release, and this Section 5, unless such disclosure shall be required by law, government regulation, or the order of any court, administrative authority or other government agency. Any statements by Mr. McDonald consistent with the Press Release, and this Section 5, shall not be deemed to violate this Agreement.

     (b) The Company, including its officers and directors, will not make or publish any statements with regard to this Agreement or the circumstances under which it was made other than in a manner consistent with the Press Release, and this Section 5, unless such disclosure shall be required by law, government regulation, or the order of any court, administrative authority or other government agency. Any statements by the Company, including its officers and directors, consistent with the Press Release, and this Section 5, shall not be deemed to violate this Agreement.

     (c) From and after the date of this Agreement, neither party shall publicly or privately make any defamatory statement, regardless of the context in which such statement is made, regarding the other party, the relationship between the parties during the period of Mr. McDonald's relationship with the Company, or the business acumen or performance of the other party.

     (d) In the event the Company receives an inquiry from a prospective employer regarding Mr. McDonald, the Company agrees to provide a positive reference as to Mr. McDonald's skills and performance of his assigned duties while employed by the Company. Mr. McDonald hereby expressly authorizes the Company to respond to any such inquiry, and Mr. McDonald acknowledges that responding to such an inquiry will not constitute a violation of this Section 5 nor will subject the Company to any claim against it by Mr. McDonald.

     6. Confidentiality. Mr. McDonald recognizes that he has a duty and obligation to the Company to continue to protect the confidentiality of this Agreement and of the Company's confidential and proprietary information and any trade secrets belonging to the Company, and therefore agrees that:

     (a) Any and all of the Company's confidential information produced or received by Mr. McDonald during his employment is the property of the Company;

     (b) Mr. McDonald shall not at any time in the future divulge or communicate to any third person any confidential or proprietary information or trade secrets belonging to the Company or its affiliates until such time as such information or secrets become known by legitimate means such as public disclosure by the Company or through no wrongful act by Mr. McDonald.

     7. Non-Solicitation and Non-Competition. (a) Mr. McDonald shall not for a period beginning on the Termination Date and ending on October 31, 2001 directly or indirectly participate in soliciting, recruiting, or hiring any employees of the Company, and will not communicate to any other person or entity regarding the nature, quality or quantity of work or any special knowledge or personal characteristics of any person employed by the Company.

     The parties expressly agree that if Mr. McDonald is contacted by a prospective employer of any employee Mr. McDonald supervised while at the Company, and is directly asked for a personal reference for such employee, Mr. McDonald can respond to such an inquiry, and such response will not constitute a violation of this Section 7, unless at the time such inquiry is made or such response is provided, Mr. McDonald is employed by, or has an agreement to provide services to, the prospective employer.

     (b) Mr. McDonald hereby covenants and agrees that for the period beginning on the Termination Date and ending on October 31, 2001 he will not, without the prior written consent of the Chief Executive Officer of the Company, which consent shall not be unreasonably withheld, engage in Competition (as defined below) with the Company. For purposes of this Agreement, if Mr. McDonald takes any of the following actions he will be engaged in "Competition": engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, sole-proprietor, officer, director, employee, stockholder, associate or consultant to any person, partnership, corporation or any other business entity, that is engaged in North America in the business of producing and marketing speciality chemicals or other products competitive with those of the Company and its affiliates; provided, however, that "Competition" will not include (a) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (b) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise. Mr. McDonald agrees that the geographical application of this clause is justified by the international scope of the Company's operations.

     8.  Acknowledgment and Consideration.  The consideration described in
Section 2 is being provided in return for Mr. McDonald's accepting the terms of this Agreement, including the giving of a release, a covenant not to sue, and not revoking under Section I I so that this Agreement becomes effective. Mr. McDonald acknowledges that the Company's payments set forth in Section 2 are in the aggregate more than the Company is required to provide under its normal policies and procedures, and are amounts to which he would not otherwise be entitled by virtue of any contract, Company policy or practice, or any federal, state or local statute, ordinance, order or law.

     9. Assertion of Claims. Mr. McDonald represents and warrants, with the understanding that such representation and warranty is material to this transaction, that (a) no person or entity has asserted with any federal, state or local judicial or administrative agency or body any claim of any kind or character based on or arising out of or alleged to be suffered in or as a consequence of Mr. McDonald's employment with the Company, its termination, or his contacts or relationships with the Company or any Released Party, and (b) Mr. McDonald has no current intention to assert, in any manner or by any means, any such claim before any federal, state or local judicial or administrative agency or body. If any such claim is asserted in the future by Mr. McDonald or any person or entity authorized by Mr. McDonald to do so, Mr. McDonald agrees and acknowledges that this Agreement and release set forth in Section 3 hereof shall act as a total and complete bar to his reemployment or to recovery of any sum or amount whatsoever from the Company, whether labeled "award, liability, damages, judgment, back pay, wages, or fine" or otherwise resulting directly or indirectly from any lawsuit, remedy, charge or complaint whether brought privately by him or by any one else, including any federal, state or local agency, whether or not on his behalf or at his request.

     10. Re-employment. Mr. McDonald hereby releases and waives any and all rights or claims he may have to reemployment by the Company or any of the Company's affiliates and agrees that he shall not reapply for any position with the Company or any of the Company's affiliates.

     11. CONSIDERATION OF TERMS AND EFFECTIVE DATE. MR. MCDONALD ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT HE EXECUTES THE SAME AS HIS OWN FREE, KNOWING AND VOLUNTARY ACT AND DEED. MR. MCDONALD FURTHER REPRESENTS AND ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT IF HE CHOSE TO DO SO, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT FULLY WITH HIS PERSONAL ATTORNEY REGARDING THE TERMS OF THIS AGREEMENT, AND THAT HE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND FINAL BINDING EFFECT OF THIS AGREEMENT, AND THAT THE RELEASE CONTAINED HEREIN IS A RELEASE OF ALL CLAIMS WITH FINAL AND BINDING EFFECT. MR. MCDONALD ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST 21 DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT PRIOR TO HIS EXECUTION HEREOF. FURTHERMORE, IT IS AGREED THAT MR.

MCDONALD SHALL HAVE THE RIGHT TO REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO
THE COMPANY WITHIN THE SEVEN-DAY PERIOD FOLLOWING ITS EXECUTION. FOR THIS REVOCATION TO BE EFFECTIVE, WRITTEN NOTICE MUST BE RECEIVED BY THE COMPANY'S CHIEF EXECUTIVE OFFICER NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER MR. MCDONALD SIGNS THIS AGREEMENT. IF MR. MCDONALD DOES SO REVOKE, THIS AGREEMENT WILL BE NULL AND VOID AND, SUBJECT TO APPLICABLE LAW, THE COMPANY SHALL HAVE NO OBLIGATION WHATSOEVER TO MR. MCDONALD, AND MR. MCDONALD WILL NOT RECEIVE THE CONSIDERATION DESCRIBED IN SECTION 2. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE AND ENFORCEABLE UNTIL AFTER THE EXPIRATION OF THIS SEVEN-DAY REVOCATION PERIOD; AFTER SUCH TIME, IF THERE HAS BEEN NO REVOCATION, THIS AGREEMENT SHALL BE FULLY EFFECTIVE AND ENFORCEABLE. IF THIS AGREEMENT IS REVOKED BY MR. MCDONALD IN ACCORDANCE WITH THIS SECTION 11, MR. MCDONALD SHALL RETURN TO THE COMPANY ALL CONSIDERATION AND BENEFITS PROVIDED BY THE COMPANY TO WHICH MR. MCDONALD WOULD NOT BE ENTITLED ABSENT THIS AGREEMENT.

     12. Remedies for Violation. Mr. McDonald acknowledges that this Agreement prohibits him from initiating a lawsuit for any claims released in Section 3 and prohibits him from recovering any amounts or obtaining any remedy for himself for any claim released in Section 3 through an action or proceeding brought by others. Without limiting any other remedies available to the Company at law or in equity, if Mr. McDonald materially breaches any of his covenants or commitments set forth in this Agreement, including, but not limited, to the provisions of Section 7, the Company shall be entitled to recover and/or discontinue any or all of the consideration provided in Section 2 of this Agreement. In the event of any breach of the provisions of the Agreement by Mr. McDonald, the parties acknowledge and agree that the Company may suffer irreparable injury that could not be reasonably or adequately compensated in damages in any action at law. Accordingly, Mr. McDonald expressly agrees that the Company shall be entitled to injunctive relief, specific performance or other equitable relief prohibiting Mr. McDonald from violating or threatening to violate any provision of this Agreement, which injunction or order shall be granted without requiring the Company to prove damage or furnish any bond or other security.

     13. No Authority or Responsibilities . Except as may be requested in writing by the Chief Executive Officer of the Company, Mr. McDonald acknowledges that he shall have no supervisory or managerial responsibility or authority from and after the Termination Date and agrees not to involve himself in any activities of the Company other than as a director. Mr. McDonald also acknowledges that effective as of the Termination Date, he does not have authority to bind the Company to any contracts or commitments and agrees that he shall not create any obligation for the Company or bind or attempt to bind the Company in any manner whatsoever. Mr. McDonald shall cooperate with the Company and its counsel as the Company may reasonably request in connection with any investigation or litigation relating to any matter in which Mr. McDonald was involved during, or has knowledge as a result of, his employment with the Company; provided, however, that the Company will make an effort to reasonably accommodate Mr. McDonald's schedule and other commitments, and shall reimburse Mr. McDonald for Mr. McDonald's reasonable out-of-pocket expenses incurred as a result of such request, and shall also reimburse Mr. McDonald on a reasonable per them basis for his time in the event Mr. McDonald is asked by the Company to travel outside the Lafayette, Indiana area.

     14. Expenses. Mr. McDonald shall settle any outstanding expenses and cash advances in accordance with normal Company policies and procedures within thirty (30) days following the execution of this Agreement.

     15. Books and Records. Mr. McDonald shall return within seven (7) days after the Termination Date, or at a time otherwise mutually agreed to, any property of the Company or its affiliates now or hereafter in his possession or under his control including, without limitation, all computer equipment, credit cards, books, records, customer lists, manuals and pricing documents; provided, however, that the parties agree that Mr. McDonald can keep copies of documents relating to his benefits. In addition, Mr. McDonald shall promptly deliver to the Company all papers (whether stored on computer or otherwise), descriptions, summaries and other documents (and all copies thereof and notes with respect thereto) containing any confidential or proprietary information or trade secrets of the Company or its affiliates, including, without limitation, personnel records, lists of employees, customers and suppliers, specifications and designs of products, inventions, pending patent applications, product styles, models, product manuals, lists of suppliers, sources and costs of parts and raw materials, marketing methods and procedures, dealer volume, product preference, credit standing, budgets and strategic plans. Notwithstanding the foregoing provisions of this Section 15, Mr. McDonald shall not be required to return any papers or other documents which he holds solely in his capacity as a director of the Company.

     16. Indemnification. This Agreement shall not affect Mr. McDonald's rights to indemnification under the charter or by-laws of the Company as in effect on or prior to the Termination Date, with respect to acts of commission or omission or events occurring on or prior to the Termination Date, which rights to indemnification shall also apply to Mr. McDonald with respect to acts of commission or omission or events on or after the Termination Date in connection with requests of the Company pursuant to Section 13 and, if applicable, in connection with his service as a director of the Company following the Termination Date. The Company shall continue to cover Mr. McDonald under the Company's directors' and officers' liability insurance policy for as long as and to the extent that such coverage is provided to former officers by the directors' and officers' liability insurance policy. Under no circumstances shall the Company be required to purchase insurance specifically for Mr. McDonald's benefit. Instead, Mr. McDonald shall be entitled to the same coverage which any other former officer would be entitled to receive under the policies normally maintained by the Company, and for as long as Mr. McDonald continues as a director of the Company following the Termination Date, he shall be entitled to the same coverage non-employee directors are entitled to receive under such policies.

     17.  Miscellaneous.

     (a) Affiliate Definition. "Affiliate" shall mean any person, firm or corporation which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the persons specified.

     (b) Amendments. This Agreement may be amended only by a writing executed by each of the parties hereto.

     (c) Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties other than any confidentiality agreement executed by Mr. McDonald while an employee of the Company.

     (d) Governing Law. This Agreement shall in respects be governed by and construed in accordance with the laws of the State of Indiana.

     (e) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within 12 hours after being sent by telecopy, with telecopy confirmation, and (c) when received (as established by written receipt) if sent by established overnight courier to the parties (and to the persons to whom copies shall be sent) at:

To the Company:           Great Lakes Chemical Corporation
                          One Great Lakes Boulevard
                          P.O. Box 2200
                          West Lafayette, Indiana 47906-0200
                          Attention:  Chief Executive Officer

With a copy to:           Jones, Day, Reavis & Pogue 77 West Wacker
                          Chicago, Illinois 60601-1692 Attention: Williain
                          S. McKay, Jr. Telecopy No.: (312) 782-8585

To Mr. McDonald:          Mr. Robert B. McDonald

Any party by notice given to the other party in accordance with this Section 17(e) may change the address or the persons to whom notices or copies thereof shall be directed.

     (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     (g) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs, as set forth herein, but no rights, obligations or liabilities hereunder shall be assignable by either party without the prior written consent of the other party.

     (h) Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement or any other agreements provided for herein, by the other parties shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreements provided for herein.

     (i) Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Mr. McDonald and his heirs, and the Company (including any Released Parties) any rights or remedies under or by reason of this Agreement.

     (j) Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

     (k) Withholding, of Taxes. The Company may withhold from any amounts payable under the Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     (1) No Obligation to Mitigate. Mr. McDonald is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise.

     (m) Expense Reimbursement. The Company will reimburse Mr. McDonald for reasonable fees of his attorney and tax advisors in connection with their review of this Agreement and consultation with Mr. McDonald on its implications; provided, however, that the Company's obligations hereunder shall be limited to $10,000.

     IN WITNESS WHEREOF, Mr. McDonald has executed, and the Company has caused its duly authorized representative to execute, this Agreement as of the date first above written.



                                          GREAT LAKES CHEMICAL CORPORATION


                                          By /s/ Martin M. Hale
                                            ----------------------------------
                                                Chairman of the Board


                                          ROBERT B. MCDONALD


                                          By /s/ Robert B. McDonald
                                            ----------------------------------